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                                                                      EXHIBIT 11


                              Eclipsys Corporation
                       Computation of Earnings Per Share

                                             Year ended               Year ended
                                          December 31, 1996        December 31, 1997
                                         --------------------------------------------
                                             (In thousands except per share data)
Weighted average common
  shares outstanding                               4,533,995               5,286,271
                                         ====================    ====================

Calculation of net income per
  share:
Net loss                                  $           (1,471)     $         (135,234)
                                         ====================    ====================

Dividend and accretion on
  mandatorily redeemable preferred
  stock                                   $              --       $           (5,850)
                                         ====================    ====================

Preferred stock conversion                $              --       $           (3,105)
                                         ====================    ====================

Net loss available to common
  shareholders                            $           (1,471)     $         (144,189)
                                         ====================    ====================

Basic and Diluted net loss per
  common share                            $            (0.32)     $           (27.28)
                                         ====================    ====================


